DATE: February 26, 2019
XENIA HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL YEAR 2018 RESULTS, AND PROVIDES 2019 GUIDANCE
Orlando, FL – February 26, 2019 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter and full year ended December 31, 2018.
Fourth Quarter 2018 Highlights

▪	Net Income: Net income attributable to common stockholders was $100.0 million, including an $81.2 million gain on sale of investment properties, and net income per diluted share was $0.88.

▪	Same-Property RevPAR: Same-Property RevPAR increased 1.6% compared to the fourth quarter of 2017 to $158.70, driven by a 2.5% increase in ADR, offset by a 62 basis point decline in occupancy.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 27.6%, an increase of 47 basis points compared to the fourth quarter of 2017.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $158.30, a 4.0% increase compared to the fourth quarter of 2017 reflecting portfolio performance and the changes in portfolio composition.

▪	Adjusted EBITDAre: Adjusted EBITDAre grew $7.6 million to $75.7 million, an increase of 11.2% compared to the fourth quarter of 2017.

▪	Adjusted FFO per Diluted Share: Adjusted FFO per diluted share was $0.58, an increase of 11.5% compared to the fourth quarter of 2017.

▪
Transaction Activity: As previously announced, the Company completed the acquisitions of Park Hyatt Aviara Resort, Golf Club & Spa and the newly-branded Waldorf Astoria Atlanta Buckhead, as well as a free-standing restaurant in the same mixed-use development in Buckhead, for total consideration of $230.5 million. Additionally, the Company completed the buyout of its joint venture partner's minority interest in two hotels for $12.2 million. Also during the quarter, the Company completed the sale of two hotels for a combined sales price of $220 million.

▪	Financing Activity: The Company funded $65 million on its $150 million unsecured term loan and paid off two mortgage loans totaling $43 million.

▪	Dividends: The Company declared its fourth quarter dividend of $0.275 per share to common stockholders of record on December 31, 2018.
“The fourth quarter of 2018 was an exciting one for the Company as we not only experienced strong operating performance, but also continued our process of upgrading the portfolio through thoughtful acquisitions and dispositions,” commented Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “We were pleased with top-line performance as our Same-Property RevPAR increased by 1.6%, building on the 4.7% RevPAR growth our current Same-Property portfolio achieved in the fourth quarter of 2017, as well as our margin improvement of 47 basis points. The increase in top-line revenue in 2018 speaks to the strength of demand at various hotels throughout our portfolio during the quarter, especially when considering the increased post-hurricane demand that aided the performance of our hotels in Orlando and Houston in 2017.  While RevPAR in these two markets remained relatively flat after significant growth in the prior year, additional bright spots in our portfolio included markets such as Napa, Phoenix, Boston, and Santa Clara with RevPAR increases of 15.8%, 8.5%, 6.7%, and 4.3%, respectively, as well as our hotels in San Francisco and Dallas, which were able to grow RevPAR after achieving 12.1% and 13.9% increases in the fourth quarter of 2017.”
Full Year 2018 Highlights

▪
Net Income: Net income attributable to common stockholders for the year ended December 31, 2018 was $193.7 million, which includes a $123.5 million gain on sale of investment properties, and net income per diluted share was $1.75.

▪	Same-Property RevPAR: Same-Property RevPAR was $165.27, an increase of 1.2% compared to the year ended December 31, 2017, as ADR increased 1.4% and occupancy declined 15 basis points.

▪	Same-Property Hotel EBITDA Margin: Same-Property Hotel EBITDA Margin was 27.9%, an increase of 5 basis points compared to the year ended December 31, 2017.

▪	Total Portfolio RevPAR: Total Portfolio RevPAR was $162.64, a 4.8% increase year over year, reflecting portfolio performance and the changes in portfolio composition.

▪	Adjusted EBITDAre: Adjusted EBITDAre was $299.8 million, an increase of 10.9% from 2017.

▪	Adjusted FFO per Diluted Share: The Company generated Adjusted FFO per diluted share of $2.22, a 7.8% increase from 2017.

▪
Transaction Activity: The Company continued to make significant improvements in its portfolio composition during 2018, which included the acquisitions of four luxury hotels comprising 841 rooms for total consideration of $354 million. The acquisitions included The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and the newly branded Waldorf Astoria Atlanta Buckhead. Additionally, the Company acquired a free-standing restaurant unit that is part of the same development as the Waldorf Astoria Atlanta Buckhead and completed the buyout of its joint venture partner's minority interest in Grand Bohemian Hotel Charleston and Grand Bohemian Hotel Mountain Brook. The Company sold three upscale select-service hotels comprising 1,173 rooms for total consideration of $420 million.

▪
Financing Activity: The Company amended, restated and upsized its revolving credit facility, completed $215 million of new debt financings, modified one mortgage loan, paid off $272 million of mortgage loans, and fixed LIBOR on $65 million of variable rate debt.

▪
Capital Markets Activity: The Company commenced an "At the Market" ("ATM") program authorizing the Company to issue common stock having an aggregate offering amount of up to $200 million. During the year, the Company received gross proceeds of $137.4 million from the sale of common stock under its ATM program.

“Looking back on 2018, we are excited about the results of the Company’s continued focus on portfolio optimization, both from an operational and transactional perspective,” continued Mr. Verbaas. “In addition to completing almost $800 million in acquisitions and dispositions, our team completed a substantial number of large capital projects. Meanwhile, our financing and capital markets activities allowed the Company to address all near term debt maturities and further strengthen the balance sheet. Operationally, we remain thrilled about the impact our asset management initiatives continue to have on our bottom-line performance. Despite an estimated headwind of 90 basis points on our Same-Property RevPAR as a result of our significant renovation activity, our Same-Property portfolio achieved a 1.2% RevPAR increase for the full year, with our Total Portfolio RevPAR increasing by 4.8% as a result of the upgrades within our portfolio. Additionally, we continue to reap the benefits of our cost control efforts, as Same-Property hotel operating expenses increased by only 1.3%, allowing us to maintain Same-Property Hotel EBITDA margin at 27.9%, an impressive result in an environment where labor and other operating costs continue to increase. We are pleased to have been able to deliver 7.8% Adjusted FFO per share growth during a year where we have continued to enhance the quality and future growth profile of the portfolio.”

Operating Results
The Company’s results include the following:

	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	Change		2018	2017	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$99,995	$9,693	931.6%		$193,688	$98,862	95.9%
Net income per share available to common stockholders - diluted	$0.88	$0.09	877.8%		$1.75	$0.92	90.2%

Same-Property Number of Hotels	40	40	—		40	40	—
Same-Property Number of Rooms	11,165	11,201	(36)		11,165	11,201	(36)
Same-Property Occupancy(1)	72.4%	73.0%	(62) bps		75.3%	75.4%	(15) bps
Same-Property Average Daily Rate(1)	$219.33	$214.03	2.5%		$219.56	$216.55	1.4%
Same-Property RevPAR(1)	$158.70	$156.19	1.6%		$165.27	$163.33	1.2%
Same-Property Hotel EBITDA(1)(2)	$77,550	$74,772	3.7%		$314,664	$309,894	1.5%
Same-Property Hotel EBITDA Margin(1)(2)	27.6%	27.1%	47	bps	27.9%	27.9%	5	bps

Total Portfolio Number of Hotels(3)	40	39	1		40	39	1
Total Portfolio Number of Rooms(3)	11,165	11,533	(368)		11,165	11,533	(368)
Total Portfolio RevPAR(4)	$158.30	$152.14	4.0%		$162.64	$155.12	4.8%

Adjusted EBITDAre(2)	$75,686	$68,049	11.2%		$299,813	$270,286	10.9%
Adjusted FFO(2)	$65,940	$55,908	17.9%		$245,399	$219,978	11.6%
Adjusted FFO per diluted share	$0.58	$0.52	11.5%		$2.22	$2.06	7.8%

(1)
"Same-Property” includes all hotels owned as of December 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)
See tables later in this press release for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, and Same-Property Hotel EBITDA. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, Same-Property Hotel EBITDA, and Same-Property Hotel EBITDA Margin are non-GAAP financial measures.

(3)	As of end of periods presented.

(4)	Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
Business Interruption Insurance Proceeds
During the fourth quarter and year ended December 31, 2018, the Company received net business interruption insurance proceeds of $2.2 million and $5.0 million, respectively. For the year, this includes $3.1 million related to Hyatt Centric Key West Resort & Spa and $0.2 million related to Marriott Woodlands Waterway Hotel & Convention Center for lost income as a result of 2017 Hurricanes Irma and Harvey, and $1.7 million related to the Company's two Napa hotels for lost income as a result of the Northern California wildfires that occurred in the fourth quarter of 2017.

Transactions
During 2018, the Company completed the following transactions:

•	In March, the Company sold its leasehold interest in the 645-room Aston Waikiki Beach Hotel for $200 million.

•	In August, the Company completed the acquisition of The Ritz-Carlton, Denver, a 202-room luxury hotel, for a purchase price of $100.3 million.

•	In September, the Company completed the acquisition of the 185-room Fairmont Pittsburgh for $30 million.

•
In October, the Company completed the acquisition of its joint venture partner's interests in both Grand Bohemian Hotel Charleston and Grand Bohemian Hotel Mountain Brook for a combined purchase price of $12.2 million. As a result, both hotels are now wholly owned by the Company.

•	In November, the Company completed the acquisition of the 327-room Park Hyatt Aviara Resort, Golf Club & Spa for $170 million.

•	Also in November, the Company completed the sale of the 300-room Hilton Garden Inn Washington D.C. Downtown for $128 million.

•
In December, the Company purchased the former Mandarin Oriental, Atlanta, a 127-room luxury hotel, which was rebranded as Waldorf Astoria Atlanta Buckhead immediately upon completion of the acquisition, for $53.5 million. Simultaneously, the Company completed the $7 million acquisition of a free-standing restaurant unit that is part of the mixed-use development.

•	Also in December, the Company completed the sale of the 228-room Residence Inn Denver City Center for $92 million.
“We are proud of the portfolio improvements we have been able to make since our listing, and 2018 was another successful year on the transaction side of our business,” said Mr. Verbaas. “Through almost $800 million of transactions, relatively balanced between acquisitions and dispositions, we believe we have not only improved our portfolio quality but also the growth prospects as it relates to both revenues and profitability. We added four outstanding luxury hotels at a substantial discount to replacement cost and we believe these assets provide us with intriguing opportunities to enhance value. Meanwhile, we sold three lower-tier hotels, including one on a relatively short term ground lease with significant near-term capital requirements, at attractive valuations.  These dispositions enabled us to further strengthen our balance sheet and increase our focus on luxury and upper upscale hotels which now represent 98% of our room count.”
Financings and Balance Sheet
In October, the Company paid off the $18.6 million mortgage loan collateralized by Grand Bohemian Hotel Charleston and the $24.8 million mortgage loan collateralized by Grand Bohemian Hotel Mountain Brook. Additionally in October, the Company funded $65 million of the $150 million unsecured term loan maturing in August 2023.
During 2018, the Company successfully amended, restated, and upsized its senior unsecured revolving credit facility resulting in a decrease in the leverage-based pricing grid and a three-year extension. The Company originated two new loans during the year, including the $65 million mortgage loan collateralized by The Ritz-Carlton, Pentagon City and a $150 million unsecured term loan maturing in August 2023. Additionally, the Company modified the mortgage loan collateralized by Andaz Napa resulting in $18 million of incremental proceeds, paid off seven mortgage loans totaling $272 million, and fixed LIBOR on $65 million of variable rate debt.
As of December 31, 2018, the Company had total outstanding debt of $1.2 billion with a weighted average interest rate of 3.82%. Nearly 85% of the Company's debt has interest rates which are fixed or have been hedged to fixed. In addition, the Company had $91.4 million of cash and cash equivalents, and full availability on its $500 million unsecured credit facility. Total net debt to trailing twelve month Corporate EBITDA (as defined in Section 1.01 of the Company's unsecured credit facility) was 3.6x as of December 31, 2018.

Subsequent to quarter end, the Company funded the remaining $85 million of the unsecured term loan maturing August 2023, bringing the outstanding balance on the loan to the full $150 million capacity.
Capital Markets
During the quarter, the Company did not issue any shares of its common stock through its At-The-Market ("ATM") program. For the year ended December 31, 2018, the Company issued 5.7 million shares of its common stock through its ATM program at a weighted average share price of $24.02 for total gross proceeds of $137.4 million. As of December 31, 2018, the Company had $62.6 million remaining available for sale under the ATM program.
The Company did not repurchase any shares under its existing share repurchase authorization during the year. As of December 31, 2018, the Company had approximately $96.9 million remaining under its share repurchase authorization.
Capital Expenditures
During the fourth quarter and year ended December 31, 2018, the Company invested $24 million and $108 million in its portfolio, respectively. For the full year 2018, significant projects in the Company's current Same-Property portfolio included:

•	Andaz Savannah - Renovation of all guestrooms.

•	Hotel Monaco Chicago - Renovation of the restaurant and bar and reconcepting to Fisk & Co.

•	Hotel Monaco Denver - Renovation of all guestrooms, guest corridors, and bathrooms, resulting in walk-in showers in 75% of the guestrooms.

•	Hyatt Regency Grand Cypress - Renovation of all guestrooms and guest corridors.

•	Lorien Hotel & Spa - Renovation of all guestrooms and guest corridors.

•	Marriott Chicago at Medical District/UIC - Renovation of all guestrooms, guest corridors, and bathrooms, resulting in walk-in showers in 78% of the guestrooms.

•	Marriott Dallas City Center - Renovation of all guestrooms, guest corridors, and bathrooms, resulting in walk-in showers in 75% of the guestrooms.

•	Marriott San Francisco Airport Waterfront - Renovation of lobby and great room including a substantial bar upgrade.

•	Marriott Woodlands Waterway Hotel & Convention Center - Renovation of the meeting space including the 66,000 square feet of event and pre-function space.

•	RiverPlace Hotel - Renovation of the restaurant and bar and reconcepting to King Tide Fish & Shell.

•
Westin Galleria Houston - Transformation of the 24th floor, including the creation of a concierge lounge and fitness center, as well as a complete renovation of the meeting space. Renovation of the lobby including the addition of a lobby bar.

•
Westin Oaks Houston - Renovation of all guestrooms, guest corridors, and bathrooms, resulting in walk-in showers in 75% of the guestrooms, the conversion of all double queen-bedded rooms to double kings, and the transformation of 16 large guestrooms into one-bedroom suites.

Park Hyatt Aviara Resort, Golf Club & Spa Renovation Update
The Company has made significant progress on its comprehensive capital plan for Park Hyatt Aviara Resort, Golf Club & Spa. The transformational renovation will include the complete renovation of guestrooms and corridors including casegoods and softgoods, renovation of the meeting spaces and pre-function areas, and the renovation and reconcepting of food and beverage outlets. In addition, substantial upgrades will be made to the spa and golf facilities, as well as exterior landscaping, outdoor meeting space, and pool features and amenities. In total, the Company estimates it will spend approximately $50 million to $60 million on the renovation. The renovation is scheduled to commence in the fourth quarter 2019 and is expected to be completed in the first quarter 2021. The Company has included approximately $15 million for the project in the capital expenditure guidance provided below.
Hyatt Regency Grand Cypress Renovation Update
The renovation of all guestrooms and guest corridors was completed on time and significantly below budget. The renovation concluded in October 2018 and cost approximately $8 million. Construction of the new 25,000 square foot ballroom and 32,000 square feet of pre-function and support space began in September 2018. This new facility, which is expected to cost approximately $32 million, is scheduled to open in the fourth quarter 2019. As of December 31, 2018, below-grade infrastructure and ground floor slab had been completed and $6.5 million had been expended.
Hemingway’s, the resort's signature steak and seafood restaurant, will undergo a complete renovation in the summer of 2019. The existing meeting space will undergo a comprehensive $7 million renovation in 2020, following completion of the new ballroom.
2019 Outlook and Guidance
The Company's outlook for 2019 is based on the current economic environment, incorporates all expected renovation disruption, and assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. Same-Property RevPAR change includes all 40 hotels owned as of February 26, 2019.

	2019 Guidance
	Low End	High End
	($ amounts in millions, except per share data)
Net Income	$59	$75
Same-Property RevPAR Change	0.5%	2.5%
Adjusted EBITDAre	$288	$304
Adjusted FFO	$231	$247
Adjusted FFO per Diluted Share/Unit	$2.02	$2.16
Capital Expenditures	$85	$105
Additional guidance assumptions:

•	Disruption due to renovations is expected to negatively impact Same-Property RevPAR Change by approximately 20 basis points.

•	In 2018, the three hotels that were sold during the year contributed approximately $19 million to Adjusted EBITDAre.

•	General and administrative expense of $21 million to $23 million, excluding non-cash share-based compensation.

•	Interest expense of $50 million to $52 million, excluding non-cash loan related costs.

•	Income tax expense of approximately $6 million.

•	114.4 million weighted average diluted shares and units outstanding.

"We expect moderate RevPAR growth to result in a slight decline in Adjusted EBITDAre in 2019 relative to 2018. Our expectations for improved performance at recently-renovated hotels and newly-acquired properties are being offset by expense growth resulting from higher wage and benefit costs and greater real estate tax and insurance expenses. We continue to be excited about the long-term growth opportunities embedded in our portfolio, stemming from recent acquisitions and capital expenditure projects.  Due to the recent moves we have made, as well as our strong balance sheet, we believe the company is well-positioned for earnings growth and continued portfolio enhancement in the years ahead," commented Atish Shah, Chief Financial Officer of Xenia.
Fourth Quarter 2018 Earnings Call
The Company will conduct its quarterly conference call on Tuesday, February 26, 2019 at 1:00 PM Eastern Time. To participate in the conference call, please dial (855) 656-0921. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in uniquely positioned luxury and upper upscale hotels and resorts, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. The Company owns 40 hotels comprising 11,167 rooms across 17 states. Xenia’s hotels are primarily in the luxury and upper upscale segments, and operated and/or licensed by industry leaders such as Marriott®, Hyatt®, Kimpton®, Fairmont®, Loews®, and Hilton®, as well as leading independent management companies including The Kessler Collection, Sage Hospitality, and Davidson Hotels & Resorts. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, the outlook for RevPAR growth, Net Income, Adjusted EBITDAre, Adjusted FFO, Adjusted FFO per share, capital expenditures and derivations thereof, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, information technology failures, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, or cyber incidents; (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) levels of spending in business and leisure segments as well as consumer confidence (x) declines in occupancy and average daily rate, (xi) the seasonal and cyclical nature of the real estate and hospitality businesses, (xii) changes in distribution arrangements, such as through Internet travel intermediaries, (xiii) relationships with labor unions and changes in labor laws, (xiv) the impact of changes in the tax code as a result of recent U.S. federal income tax reform and uncertainty as to how some of those changes may be applied, and (xv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Xenia Investor Relations website. While not all the information that the Company posts to the Xenia Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Lisa Ramey, Vice President - Finance, Xenia Hotels & Resorts, (407) 246-8111.
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of December 31, 2018 and December 31, 2017
(Unaudited)

($ amounts in thousands, except per share data)

	December 31, 2018	December 31, 2017
Assets
Investment properties:
Land	$477,350	$440,930
Buildings and other improvements	3,113,745	2,878,375
Total	$3,591,095	$3,319,305
Less: accumulated depreciation	(715,949)	(628,450)
Net investment properties	$2,875,146	$2,690,855
Cash and cash equivalents	91,413	71,884
Restricted cash and escrows	70,195	58,520
Accounts and rents receivable, net of allowance for doubtful accounts	34,804	35,865
Intangible assets, net of accumulated amortization	61,541	68,000
Deferred tax assets	1,369	1,163
Other assets	35,619	36,349
Assets held for sale	—	152,672
Total assets (including $70,269 as of December 31, 2017 related to consolidated variable interest entities)	$3,170,087	$3,115,308
Liabilities
Debt, net of loan discounts and unamortized deferred financing costs	$1,155,088	$1,322,593
Accounts payable and accrued expenses	84,967	77,005
Distributions payable	31,574	29,930
Other liabilities	45,753	40,694
Total liabilities (including $46,637 as of December 31, 2017 related to consolidated variable interest entities)	$1,317,382	$1,470,222
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 112,583,990 and 106,735,336 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	1,126	1,068
Additional paid in capital	2,059,699	1,924,124
Accumulated other comprehensive income	12,742	10,677
Accumulated distributions in excess of net earnings	(249,654)	(320,964)
Total Company stockholders' equity	$1,823,913	$1,614,905
Non-controlling interests	28,792	30,181
Total equity	$1,852,705	$1,645,086
Total liabilities and equity	$3,170,087	$3,115,308

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income
For the Three Months and Year Ended December 31, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Rooms revenues	$164,319	$161,070	$659,697	$623,331
Food and beverage revenues	93,710	81,947	335,723	266,977
Other revenues	17,634	16,118	62,787	54,969
Total revenues	$275,663	$259,135	$1,058,207	$945,277
Expenses:
Rooms expenses	39,533	38,154	154,716	142,561
Food and beverage expenses	59,302	51,796	214,935	173,285
Other direct expenses	5,880	4,687	19,677	14,438
Other indirect expenses	67,692	66,384	254,881	229,957
Management and franchise fees	11,087	10,966	45,553	43,459
Total hotel operating expenses	$183,494	$171,987	$689,762	$603,700
Depreciation and amortization	41,154	42,381	157,838	152,977
Real estate taxes, personal property taxes and insurance	12,390	12,102	47,721	44,310
Ground lease expense	1,055	1,670	4,882	5,848
General and administrative expenses	7,608	8,073	30,460	31,552
Gain on business interruption insurance	(2,160)	(559)	(5,043)	(559)
Acquisition and terminated transaction costs	44	102	275	1,578
Pre-opening and hotel rebranding expenses	488	—	488	—
Impairment and other losses	—	80	—	2,254
Total expenses	$244,073	$235,836	$926,383	$841,660
Operating income	$31,590	$23,299	$131,824	$103,617
Gain on sale of investment properties	81,246	—	123,540	50,747
Other income	319	86	1,162	853
Interest expense	(12,730)	(13,399)	(51,402)	(46,294)
Loss on extinguishment of debt	(133)	—	(599)	(274)
Net income before income taxes	$100,292	$9,986	$204,525	$108,649
Income tax benefit (expense)	2,333	(163)	(5,993)	(7,833)
Net income	$102,625	$9,823	$198,532	$100,816
Non-controlling interests in consolidated real estate entities	(37)	23	288	99
Non-controlling interests of common units in Operating Partnership	(2,593)	(153)	(5,132)	(2,053)
Net income attributable to non-controlling interests	$(2,630)	$(130)	$(4,844)	$(1,954)
Net income attributable to common stockholders	$99,995	$9,693	$193,688	$98,862

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income - Continued
For the Year Ended December 31, 2018 and 2017
(Unaudited)
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Basic and diluted earnings per share
Net income per share available to common stockholders - basic	$0.89	$0.09	$1.75	$0.92
Net income per share available to common stockholders - diluted	$0.88	$0.09	$1.75	$0.92
Weighted average number of common shares (basic)	112,559,520	106,729,984	110,124,142	106,767,108
Weighted average number of common shares (diluted)	112,818,100	107,015,619	110,377,734	107,019,152

Comprehensive Income:
Net income	$102,625	$9,823	$198,532	$100,816
Other comprehensive income:
Unrealized gain (loss) on interest rate derivative instruments	(10,363)	5,319	4,944	3,388
Reclassification adjustment for amounts recognized in net income (interest expense)	(1,286)	479	(2,826)	2,396
	$90,976	$15,621	$200,650	$106,600
Comprehensive (income) loss attributable to non-controlling interests:
Non-controlling interests in consolidated real estate entities	(37)	23	288	99
Non-controlling interests of common units in Operating Partnership	(2,300)	(269)	(5,185)	(2,169)
Comprehensive income attributable to non-controlling interests	$(2,337)	$(246)	$(4,897)	$(2,070)
Comprehensive income attributable to the Company	$88,639	$15,375	$195,753	$104,530

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to an investor regarding results of operations, in evaluating and facilitating comparisons of operating performance between periods and between REITs by removing the impact of capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and along with FFO and Adjusted FFO, it is used by management in the annual budget process for compensation programs.
We then calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"), which we adopted on January 1, 2018. Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains/losses on change of control, plus impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of the depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership units because our Operating Partnership units may be redeemed for common stock. We believe it is meaningful for the investor to understand Adjusted EBITDAre attributable to all common stock and Operating Partnership unit holders. We also adjust EBITDAre for certain additional items such as hotel acquisition and terminated transaction costs, amortization of share-based compensation, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Prior to the adoption of EBITDAre on January 1, 2018, we historically presented EBITDA attributable to common stock and unit holders, which excluded depreciation expense related to corporate level assets and the allocation of EBITDA to noncontrolling interests in our consolidated investments in real estate entities.  In order to calculate EBITDAre in accordance with Nareit's definition, these adjustments are now made to derive Adjusted EBITDAre.  Therefore, there were no retrospective changes to Adjusted EBITDA as historically presented upon conversion to Adjusted EBITDAre.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides the investor a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance, excluding the impact of our capital structure (primarily interest), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.
As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the 2018 restatement whitepaper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains (losses) from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and joint ventures, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains (losses) from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership units because its Operating Partnership units may be redeemed for common stock. The Company believes it is meaningful for the investor to understand FFO attributable to all common stock and Operating Partnership units.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel acquisition and terminated transaction costs, amortization of debt origination costs and share-based compensation, and other expenses it believes do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of operating performance.
Adjusted FFO per diluted share
The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO for the respective period by the diluted weighted average number of shares of common stock for the corresponding period.  The Company’s diluted weighted average number of common shares outstanding is calculated by taking the weighted average of the common stock outstanding for the respective period plus the effect of any dilutive securities.  Any anti-dilutive securities are excluded from the diluted earnings per-share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months and Year Ended December 31, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$102,625	$9,823	$198,532	$100,816
Adjustments:
Interest expense	12,730	13,399	51,402	46,294
Income tax expense	(2,333)	163	5,993	7,833
Depreciation and amortization	41,154	42,381	157,838	152,977
EBITDA	$154,176	$65,766	$413,765	$307,921
Impairment and other losses (1)	—	—	—	950
Gain on sale of investment properties	(81,246)	—	(123,540)	(50,747)
EBITDAre	$72,930	$65,766	$290,225	$258,124

Reconciliation to Adjusted EBITDAre
Non-controlling interests in consolidated real estate entities	(37)	23	288	99
Adjustments related to non-controlling interests in consolidated real estate entities	(78)	(336)	(1,130)	(1,323)
Depreciation and amortization related to corporate assets	(101)	(105)	(404)	(434)
Loss on extinguishment of debt	133	—	599	274
Acquisition and terminated transaction costs	44	102	275	1,578
Amortization of share-based compensation expense	2,179	2,342	9,172	9,930
Amortization of above and below market ground leases and straight-line rent expense	128	177	495	734
Pre-opening and hotel rebranding expenses(2)	488	—	488	—
Other non-recurring expenses(1)	—	80	(195)	1,304
Adjusted EBITDAre attributable to common stock and unit holders	$75,686	$68,049	$299,813	$270,286
Corporate-level costs and expenses	5,740	9,767	23,328	26,786
Income from sold properties	(3,018)	(7,532)	(19,075)	(41,886)
Pro forma hotel level adjustments, net(3)	1,372	4,628	15,711	55,512
Gain on business interruption insurance and other reimbursements(4)	(2,160)	(141)	(5,043)	(803)
Same-Property Hotel EBITDA attributable to common stock and unit holders(5)	$77,620	$74,771	$314,734	$309,895

(1)
During the year ended December 31, 2017, Hurricanes Harvey and Irma impacted several of the Company's hotels. The Company recorded a loss of $950 thousand, which represents damage sustained during the storms, net of estimated insurance recoveries, and expensed $1.3 million of hurricane-related repairs and cleanup costs. These amounts are included in impairment and other losses on the consolidated statement of operations and comprehensive income for the year ended December 31, 2017.

(2)	Represents costs incurred for the rebranding of Mandarin Oriental, Atlanta to the Waldorf Astoria Atlanta Buckhead, which we acquired in December 2018.

(3)
Adjusted to include the results of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead for periods prior to Company ownership.

(4)	Other reimbursements include the NOI guaranty payment at Andaz San Diego for the year ended December 31, 2018.

(5)
See the reconciliation of Total Revenues and Total Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the year ended December 31, 2018 on page 18.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three Months and Year Ended December 31, 2018 and 2017
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$102,625	$9,823	$198,532	$100,816
Adjustments:
Depreciation and amortization related to investment properties	41,053	42,276	157,434	152,544
Impairment of investment properties(1)	—	—	—	950
Gain on sale of investment properties	(81,246)	—	(123,540)	(50,747)
Non-controlling interests in consolidated real estate entities	(37)	23	288	99
Adjustments related to non-controlling interests in consolidated real estate entities	(54)	(225)	(732)	(902)
FFO attributable to common stock and unit holders	$62,341	$51,897	$231,982	$202,760
Reconciliation to Adjusted FFO
Loss on extinguishment of debt	133	—	599	274
Acquisition and terminated transaction costs	44	102	275	1,578
Loan related costs, net of adjustment related to non-controlling interests(2)	627	745	2,583	2,833
Amortization of share-based compensation expense	2,179	2,342	9,172	9,930
Amortization of above and below market ground leases and straight-line rent expense	128	177	495	734
Non-recurring taxes(3)	—	565	—	565
Pre-opening and hotel rebranding expenses(4)	488	—	488	—
Other non-recurring expenses(1)	—	80	(195)	1,304
Adjusted FFO attributable to common stock and unit holders	$65,940	$55,908	$245,399	$219,978

(1)
During the year ended December 31, 2017, Hurricanes Harvey and Irma impacted several of the Company's hotels. The Company recorded a loss of $950 thousand, which represents damage sustained during the storms, net of estimated insurance recoveries, and expensed $1.3 million of hurricane-related repairs and cleanup costs. These amounts are included in impairment and other losses on the consolidated statement of operations and comprehensive income for the year ended December 31, 2017.

(2)	Loan related costs included amortization of debt discounts, premiums and deferred loan origination costs.

(3)
The Tax Cuts and Jobs Act introduced many significant changes to the U.S. federal income tax code, including a significant reduction in our future estimated tax rates. For the year ended December 31, 2017, we recorded a one-time adjustment to our net deferred tax asset resulting in the recognition of deferred income tax expense.

(4)	Represents costs incurred for the rebranding of Mandarin Oriental, Atlanta to the Waldorf Astoria Atlanta Buckhead, which we acquired in December 2018.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2019 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$67
Adjustments:
Interest expense	54
Income tax expense	6
Depreciation and amortization	160
EBITDA	$287
EBITDAre	$287
Amortization of share-based compensation expense	9
Adjusted EBITDAre	$296

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2019 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$67
Adjustments:
Depreciation and amortization related to investment properties	160
FFO	$227
Amortization of share-based compensation expense	9
Other(1)	3
Adjusted FFO	$239

(1) Includes amortization of above and below market ground leases and straight-line rent and loan related costs.

Xenia Hotels & Resorts, Inc.
Debt Summary
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date		Outstanding as of December 31, 2018

Marriott Charleston Town Center	Fixed	3.85%		July 2020		15,392
Marriott Dallas City Center	Fixed(2)	4.05%		January 2022		51,000
Hyatt Regency Santa Clara	Fixed(2)	3.81%		January 2022		90,000
Hotel Palomar Philadelphia	Fixed(2)	4.14%		January 2023		59,000
Renaissance Atlanta Waverly Hotel & Convention Center	Variable	4.62%		August 2024		100,000
Andaz Napa	Partially Fixed(3)	3.32%		September 2024		56,000
The Ritz-Carlton, Pentagon City	Fixed(4)	3.69%		January 2025		65,000
Residence Inn Boston Cambridge	Fixed	4.48%		November 2025		61,806
Grand Bohemian Hotel Orlando	Fixed	4.53%		March 2026		59,281
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027		115,000
Total Mortgage Loans		4.19%	(5)			$672,479
Senior Unsecured Credit Facility	Variable	4.06%		February 2022	(6)	—
Term Loan $175M	Partially Fixed(7)	2.79%		February 2021		175,000
Term Loan $125M	Partially Fixed(7)	3.28%		October 2022		125,000
Term Loan $150M(8)	Variable	3.97%		August 2023		65,000
Term Loan $125M	Partially Fixed(9)	3.72%		September 2024		125,000
Mortgage Loan Discounts, net(10)						(191)
Unamortized Deferred Financing Costs, net						(7,200)
Total Debt, net of mortgage loan discounts and unamortized deferred financing costs		3.82%	(5)			$1,155,088

(1)	Variable index is one-month LIBOR. Interest rates as of December 31, 2018.

(2)	A variable interest loan for which the interest rate has been fixed for the entire term.

(3)	A variable interest loan for which the interest rate has been fixed on $38 million of the total balance through March 2019, after which the rate reverts back to variable.

(4)
A variable interest loan for which the interest rate has been fixed through January 2023. The effective interest rate on the loan was 3.69% through January 2019, after which the rate increased to 4.95% through January 2023.

(5)	Weighted average interest rate as of December 31, 2018.

(6)	The maturity of the senior unsecured credit facility can be extended through February 2023, which is at the discretion of Xenia and may require the payment of an extension fee.

(7)	A variable interest loan for which LIBOR has been fixed for certain interest periods throughout the term of the loan. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(8)	Subsequent to quarter end, the remaining $85 million was funded bringing the outstanding balance to $150 million.

(9)	A variable interest loan for which LIBOR has been fixed certain interest periods through September 2022. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.

(10)	Loan discounts upon issuance of new mortgage loan or modification.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months and Year Ended December 31, 2018 and 2017
($ amounts in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2018	2017	Change		2018	2017	Change
Same-Property Revenues(1):
Rooms revenues	$163,010	$160,952	1.3%		$673,704	$667,991	0.9%
Food and beverage revenues	98,465	96,398	2.1%		376,409	369,599	1.8%
Other revenues	19,639	18,389	6.8%		76,789	74,272	3.4%
Total Same-Property revenues	$281,114	$275,739	1.9%		$1,126,902	$1,111,862	1.4%

Same-Property Expenses(1):
Rooms expenses	$40,213	$39,337	2.2%		$163,111	$160,634	1.5%
Food and beverage expenses	62,541	62,703	(0.3)%		245,557	245,754	(0.1)%
Other direct expenses	7,197	7,095	1.4%		29,663	29,228	1.5%
Other indirect expenses	69,623	67,864	2.6%		275,194	269,949	1.9%
Management and franchise fees	10,681	11,147	(4.2)%		45,517	45,715	(0.4)%
Real estate taxes, personal property taxes and insurance	12,326	11,851	4.0%		49,026	46,554	5.3%
Ground lease expense	983	970	1.3%		4,170	4,134	0.9%
Total Same-Property hotel operating expenses	$203,564	$200,967	1.3%		$812,238	$801,968	1.3%

Same-Property Hotel EBITDA(1)	$77,550	$74,772	3.7%		$314,664	$309,894	1.5%
Same-Property Hotel EBITDA Margin(1)	27.6%	27.1%	47	bps	27.9%	27.9%	5	bps

(1)
“Same-Property” includes all hotels owned as of December 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Expenses for the year ended December 31, 2018:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Total Revenues - GAAP	$275,663	$259,135	$1,058,207	$945,277
Hotel revenues from prior ownership(a)	12,632	35,253	112,620	271,128
Hotel revenues from sold hotels	(7,181)	(18,649)	(43,925)	(103,866)
Other revenues	—	—	—	(677)
Total Same-Property Revenues	$281,114	$275,739	$1,126,902	$1,111,862

Total Hotel Operating Expenses - GAAP	$183,494	$171,987	$689,762	$603,700
Real estate taxes, personal property taxes and insurance	12,390	12,102	47,721	44,310
Ground lease expense, net(b)	945	1,505	4,440	5,216
Other expense / (income)	425	(473)	241	(732)
Corporate-level costs and expenses	(369)	(3,662)	(1,566)	(4,160)
Hotel expenses from prior ownership(a)	10,772	30,625	96,420	215,615
Hotel expenses from sold hotels	(4,093)	(11,117)	(24,780)	(61,981)
Total Same-Property Hotel Operating Expenses	$203,564	$200,967	$812,238	$801,968

(a)
The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(b)	Excludes amortization of ground lease intangibles.

Xenia Hotels & Resorts, Inc.
Portfolio Data by Market
As of December 31, 2018

Market(1)	% of Hotel EBITDA(2)	Number of Hotels	Number of Rooms
Orlando, FL	10%	3	1,141
Houston, TX	9%	3	1,218
Phoenix, AZ	9%	2	612
San Francisco/San Mateo, CA	7%	1	688
Dallas, TX	7%	2	961
San Jose-Santa Cruz, CA	6%	1	505
Boston, MA	6%	2	466
California North	5%	2	416
Atlanta, GA(2)	5%	2	649
San Diego, CA(2)	4%	2	486
Other(2)	32%	20	4,023
Total	100%	40	11,165

(1)	As defined by STR, Inc.

(2)
Percentage of 2018 Same-Property Hotel EBITDA. Includes periods prior to the Company's ownership of Waldorf Astoria Atlanta Buckhead in "Atlanta, GA", Park Hyatt Aviara Resort, Golf Club & Spa in "San Diego, CA", and Fairmont Pittsburgh and The Ritz-Carlton, Denver in "Other."

Xenia Hotels & Resorts, Inc.
Same-Property(1) Statistical Data by Market
For the Three Months and Year Ended December 31, 2018 and 2017

	Three Months Ended			Three Months Ended
	December 31, 2018			December 31, 2017			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	76.1%	$196.51	$149.46	76.4%	$197.66	$150.97	(1.0)%
Houston, TX	70.5%	172.81	121.91	73.6%	166.44	122.45	(0.4)%
Phoenix, AZ	67.5%	279.44	188.51	66.1%	262.75	173.71	8.5%
San Francisco/San Mateo, CA	84.7%	232.59	197.04	84.6%	230.18	194.69	1.2%
Dallas, TX	66.7%	192.73	128.52	67.6%	188.83	127.66	0.7%
San Jose-Santa Cruz, CA	78.0%	259.19	202.14	79.3%	244.47	193.77	4.3%
Boston, MA	78.8%	268.14	211.27	75.6%	262.06	198.03	6.7%
California North	71.0%	283.25	201.24	68.3%	254.35	173.72	15.8%
Atlanta, GA	66.9%	195.79	130.99	71.5%	183.72	131.32	(0.3)%
San Diego, CA	64.9%	237.42	154.05	65.9%	238.88	157.47	(2.2)%
Other	72.3%	218.04	157.66	72.6%	217.52	157.98	(0.2)%
Total	72.4%	$219.33	$158.70	73.0%	$214.03	$156.19	1.6%

	Year Ended			Year Ended
	December 31, 2018			December 31, 2017			% Change
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Market(2)
Orlando, FL	75.9%	$199.58	$151.57	78.4%	$191.37	$150.10	1.0%
Houston, TX	67.8%	176.40	119.59	69.4%	175.48	121.79	(1.8)%
Phoenix, AZ	72.7%	269.45	195.95	69.7%	264.92	184.59	6.2%
San Francisco/San Mateo, CA	89.3%	232.70	207.70	87.5%	230.28	201.37	3.1%
Dallas, TX	66.8%	187.37	125.20	66.5%	186.70	124.07	0.9%
San Jose-Santa Cruz, CA	82.2%	259.87	213.49	80.0%	251.93	201.48	6.0%
Boston, MA	83.9%	270.09	226.60	80.6%	273.69	220.63	2.7%
California North	78.4%	277.55	217.53	75.0%	281.53	211.11	3.0%
Atlanta, GA	76.8%	189.29	145.30	76.3%	181.06	138.19	5.1%
San Diego, CA	72.9%	255.17	186.13	72.3%	252.99	182.82	1.8%
Other	75.2%	216.41	162.78	76.4%	215.59	164.79	(1.2)%
Total	75.3%	$219.56	$165.27	75.4%	$216.55	$163.33	1.2%

(1)
“Same-Property” includes all hotels owned as of December 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

(2)	As defined by STR, Inc. Market rank based on Portfolio Data by Market as presented on prior page.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2018	2018	2018	2018	2018
Occupancy	74.1%	79.2%	75.4%	72.4%	75.3%
ADR	$220.40	$225.65	$212.64	$219.33	$219.56
RevPAR	$163.41	$178.79	$160.27	$158.70	$165.27

Hotel Revenues	$280,885	$300,286	$264,617	$281,114	$1,126,902
Hotel EBITDA	$77,398	$92,639	$67,077	$77,550	$314,664
Hotel EBITDA Margin	27.6%	30.9%	25.3%	27.6%	27.9%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2017	2017	2017	2017	2017
Occupancy	74.0%	77.4%	77.2%	73.0%	75.4%
ADR	$222.48	$223.43	$206.54	$214.03	$216.55
RevPAR	$164.72	$172.99	$159.54	$156.19	$163.33

Hotel Revenues	$283,613	$292,368	$260,142	$275,739	$1,111,862
Hotel EBITDA	$79,494	$88,388	$67,240	$74,772	$309,894
Hotel EBITDA Margin	28.0%	30.2%	25.8%	27.1%	27.9%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2016	2016	2016	2016	2016
Occupancy	72.2%	78.2%	76.2%	69.9%	74.1%
ADR	$219.80	$221.56	$209.23	$213.44	$216.03
RevPAR	$158.72	$173.26	$159.42	$149.12	$160.12

Hotel Revenues	$272,761	$292,357	$260,657	$261,776	$1,087,551
Hotel EBITDA	$71,615	$88,850	$66,759	$67,681	$294,905
Hotel EBITDA Margin	26.3%	30.4%	25.6%	25.9%	27.1%

(1)
“Same-Property” includes all hotels owned as of December 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hotel Commonwealth, Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented and natural disaster disruption at multiple properties. These amounts include pre-acquisition operating results. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

Xenia Hotels & Resorts, Inc.
Statistical Data by Property
For the Year Ended December 31, 2018 and 2017

	December 31, 2018			December 31, 2017
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Andaz Napa	84.2%	$317.32	$267.10	81.4%	$325.84	$265.18	0.7%
Andaz San Diego	82.0%	235.81	193.33	74.9%	237.08	177.56	8.9%
Andaz Savannah	75.3%	204.73	154.14	84.2%	200.13	168.59	(8.6)%
Bohemian Hotel Celebration	78.8%	180.79	142.44	77.4%	174.83	135.39	5.2%
Bohemian Hotel Savannah Riverfront	82.8%	290.99	240.83	85.1%	291.16	247.89	(2.8)%
Canary Santa Barbara	70.7%	385.64	272.57	76.7%	399.83	306.64	(11.1)%
Fairmont Dallas	71.2%	181.59	129.28	68.5%	181.56	124.41	3.9%
Fairmont Pittsburgh	76.7%	264.98	203.13	75.0%	254.98	191.30	6.2%
Grand Bohemian Hotel Charleston	80.1%	310.73	248.93	82.4%	313.99	258.84	(3.8)%
Grand Bohemian Hotel Mountain Brook	76.7%	249.92	191.77	76.9%	247.05	189.98	0.9%
Grand Bohemian Hotel Orlando	76.6%	230.82	176.88	79.9%	231.62	185.04	(4.4)%
Hotel Commonwealth	85.8%	277.15	237.91	83.8%	277.82	232.74	2.2%
Hotel Monaco Chicago	75.6%	218.34	164.98	76.4%	202.61	154.71	6.6%
Hotel Monaco Denver	78.4%	202.78	159.03	81.1%	208.49	169.14	(6.0)%
Hotel Monaco Salt Lake City	80.4%	191.16	153.64	83.0%	179.61	149.00	3.1%
Hotel Palomar Philadelphia	83.2%	229.17	190.68	84.1%	221.40	186.10	2.5%
Hyatt Centric Key West Resort & Spa	89.6%	352.84	316.24	87.8%	368.76	323.76	(2.3)%
Hyatt Regency Grand Cypress	75.3%	192.43	144.92	78.1%	181.21	141.59	2.4%
Hyatt Regency Santa Clara	82.2%	259.87	213.49	80.0%	251.93	201.48	6.0%
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	72.3%	259.26	187.46	69.5%	256.22	178.13	5.2%
Loews New Orleans Hotel	77.6%	202.45	157.06	75.6%	201.31	152.17	3.2%
Lorien Hotel & Spa	77.5%	199.95	154.90	83.8%	205.48	172.21	(10.1)%
Marriott Charleston Town Center	67.2%	112.96	75.91	65.8%	117.74	77.49	(2.0)%
Marriott Chicago at Medical District/UIC	71.2%	211.13	150.41	80.5%	200.22	161.10	(6.6)%
Marriott Dallas City Center	61.1%	196.20	119.86	63.7%	193.94	123.62	(3.0)%
Marriott Griffin Gate Resort & Spa	66.1%	148.27	98.07	66.6%	147.23	98.10	—%
Marriott Napa Valley Hotel & Spa	75.4%	254.79	192.12	71.7%	255.75	183.40	4.8%
Marriott San Francisco Airport Waterfront	89.3%	232.70	207.70	87.5%	230.28	201.37	3.1%
Marriott Woodlands Waterway Hotel & Convention Center	67.9%	209.35	142.11	71.9%	207.61	149.36	(4.9)%

Xenia Hotels & Resorts, Inc.
Statistical Data by Property (Continued)
For the Year Ended December 31, 2018 and 2017

	December 31, 2018			December 31, 2017
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR Change
Park Hyatt Aviara Resort, Golf Club & Spa	68.5%	266.43	182.63	71.0%	261.15	185.37	(1.5)%
Renaissance Atlanta Waverly Hotel & Convention Center	77.2%	153.29	118.42	77.9%	153.00	119.19	(0.6)%
Renaissance Austin Hotel	69.8%	167.77	117.08	71.1%	167.55	119.08	(1.7)%
Residence Inn Boston Cambridge	81.7%	261.87	214.05	77.1%	268.73	207.21	3.3%
The Ritz-Carlton, Denver	81.7%	305.14	249.20	78.5%	305.58	239.77	3.9%
The Ritz-Carlton, Pentagon City	77.6%	241.18	187.16	78.7%	245.64	193.24	(3.1)%
RiverPlace Hotel	79.5%	274.06	217.82	85.5%	277.98	237.54	(8.3)%
Royal Palms Resort & Spa	74.4%	310.48	231.09	70.3%	300.55	211.34	9.3%
Waldorf Astoria Atlanta Buckhead	74.7%	342.20	255.79	69.9%	309.67	216.29	18.3%
Westin Galleria Houston & Westin Oaks Houston at The Galleria	67.8%	163.45	110.76	68.4%	162.31	111.04	(0.3)%
Same-Property Portfolio(1)	75.3%	$219.56	$165.27	75.4%	$216.55	$163.33	1.2%

(1)
“Same-Property” includes all hotels owned as of December 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.

Xenia Hotels & Resorts, Inc.
Financial Data by Property
For the Year Ended December 31, 2018 and 2017

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Andaz Napa	$7,226	$51,248	40.8%	$7,440	$52,766	43.1%	(2.9)%	(226) bps
Andaz San Diego	4,580	28,805	26.7%	2,629	16,535	17.3%	74.2%	942 bps
Andaz Savannah	3,415	22,616	32.0%	3,651	24,179	30.9%	(6.5)%	106 bps
Bohemian Hotel Celebration	1,955	17,000	21.8%	1,825	15,870	21.4%	7.1%	39 bps
Bohemian Hotel Savannah Riverfront	3,837	51,160	31.1%	4,245	56,600	32.9%	(9.6)%	(184) bps
Canary Santa Barbara	4,804	49,526	28.7%	5,723	59,000	31.8%	(16.1)%	(308) bps
Fairmont Dallas	13,306	24,415	29.8%	12,529	22,989	29.3%	6.2%	49 bps
Fairmont Pittsburgh	3,132	16,930	13.8%	1,872	10,119	9.0%	67.3%	478 bps
Grand Bohemian Hotel Charleston	1,516	30,320	18.4%	1,552	31,040	19.3%	(2.3)%	(86) bps
Grand Bohemian Hotel Mountain Brook	3,191	31,910	22.4%	3,357	33,570	23.7%	(4.9)%	(122) bps
Grand Bohemian Hotel Orlando	8,862	35,879	32.7%	9,542	38,632	34.0%	(7.1)%	(132) bps
Hotel Commonwealth	9,899	40,404	35.5%	10,369	42,322	37.5%	(4.5)%	(194) bps
Hotel Monaco Chicago	2,281	11,942	14.6%	2,052	10,743	13.8%	11.2%	73 bps
Hotel Monaco Denver	4,843	25,624	25.4%	5,568	29,460	28.3%	(13.0)%	(286) bps
Hotel Monaco Salt Lake City	6,395	28,422	33.4%	6,288	27,947	33.0%	1.7%	40 bps
Hotel Palomar Philadelphia	7,538	32,774	35.7%	7,447	32,378	35.7%	1.2%	5 bps
Hyatt Centric Key West Resort & Spa	7,819	65,158	41.2%	8,049	67,075	42.3%	(2.9)%	(106) bps
Hyatt Regency Grand Cypress	21,569	27,688	26.8%	20,551	25,216	26.0%	5.0%	82 bps
Hyatt Regency Santa Clara	19,124	37,869	32.7%	18,028	35,699	32.5%	6.1%	20 bps
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch	21,266	43,136	30.6%	19,217	38,980	28.9%	10.7%	175 bps
Loews New Orleans Hotel	5,656	19,846	22.8%	5,826	20,442	23.1%	(2.9)%	(31) bps
Lorien Hotel & Spa	2,321	21,692	19.9%	2,977	27,822	23.8%	(22.0)%	(389) bps
Marriott Charleston Town Center	2,808	7,977	19.4%	2,522	7,165	17.0%	11.3%	243 bps
Marriott Chicago at Medical District/UIC	640	5,664	8.5%	1,227	10,858	15.1%	(47.8)%	(667) bps
Marriott Dallas City Center	8,656	20,808	34.6%	9,596	23,067	36.4%	(9.8)%	(180) bps
Marriott Griffin Gate Resort & Spa	7,654	18,714	27.6%	7,153	17,489	26.1%	7.0%	147 bps
Marriott Napa Valley Hotel & Spa	9,882	35,935	36.2%	9,011	32,767	33.4%	9.7%	282 bps
Marriott San Francisco Airport Waterfront	23,520	34,186	32.3%	22,450	32,631	32.4%	4.8%	(8) bps
Marriott Woodlands Waterway Hotel & Convention Center	14,242	41,522	38.0%	14,924	43,510	39.0%	(4.6)%	(96) bps

Xenia Hotels & Resorts, Inc.
Financial Data by Property (Continued)
For the Year Ended December 31, 2018 and 2017

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	Hotel EBITDA ($000s)	EBITDA / Key	Hotel EBITDA Margin	EBITDA Change	Margin Change
Park Hyatt Aviara Resort, Golf Club & Spa	9,074	27,749	14.8%	8,009	24,492	13.2%	13.3%	166 bps
Renaissance Atlanta Waverly Hotel & Convention Center	14,030	26,877	33.5%	14,294	27,383	35.0%	(1.8)%	(151) bps
Renaissance Austin Hotel	10,096	20,520	27.9%	11,156	22,675	29.7%	(9.5)%	(175) bps
Residence Inn Boston Cambridge	8,634	39,068	47.2%	8,354	37,801	47.8%	3.4%	(55) bps
The Ritz-Carlton, Denver	6,932	34,317	19.6%	6,532	32,337	19.1%	6.1%	48 bps
The Ritz-Carlton, Pentagon City	9,162	25,101	23.3%	9,614	26,340	23.2%	(4.7)%	3 bps
RiverPlace Hotel	2,781	32,718	25.1%	3,584	42,165	30.1%	(22.4)%	(499) bps
Royal Palms Resort & Spa	6,506	54,672	24.4%	4,722	39,681	20.2%	37.8%	428 bps
Waldorf Astoria Atlanta Buckhead	1,632	12,850	7.9%	1,153	9,079	6.2%	41.5%	165 bps
Westin Galleria Houston & Westin Oaks Houston at The Galleria	13,880	15,863	24.5%	14,856	16,978	26.1%	(6.6)%	(164) bps
Same-Property Hotel EBITDA(1)	$314,664	$28,183	27.9%	$309,894	$27,667	27.9%	1.5%	5	bps

(1)
“Same-Property” includes all hotels owned as of December 31, 2018. "Same-Property" includes periods prior to the Company’s ownership of Hyatt Regency Grand Cypress, Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Royal Palms Resort & Spa, The Ritz-Carlton, Pentagon City, The Ritz-Carlton, Denver, Fairmont Pittsburgh, Park Hyatt Aviara Resort, Golf Club & Spa, and Waldorf Astoria Atlanta Buckhead, and excludes the NOI guaranty payment at Andaz San Diego. "Same-Property" also includes renovation disruption for multiple capital projects during the periods presented. The pre-acquisition operating results were obtained from the seller and/or the manager of the hotels during the acquisition due diligence process. We have made no adjustments to the historical operating amounts provided to us by the seller and/or the manager, other than to reflect the removal of historical intercompany lease revenue/expense or any other items that are not applicable to us under our ownership. The pre-acquisition operating results are not audited or reviewed by our independent auditors. Pre-acquisition operating results for periods prior to the Company's ownership have not been included in the Company's actual consolidated financial statements and are included only in "Same-Property" for comparison purposes.